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                                                                   EXHIBIT 10.32



March 14, 2001


Bill Burke
[Address]



Dear Bill:

On behalf of the Board of Directors and our management team, I am pleased to offer you a position with Cholestech Corporation (the "Company") as VICE PRESIDENT OF FINANCE AND CHIEF FINANCIAL OFFICER, commencing on MARCH 20, 2001, on leave without pay until April 2, 2001. You will receive a monthly salary of $15,833.33, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will be eligible for the Management Incentive Bonus Program with a targeted payout of 30% of base salary.

BENEFITS
As a Company Associate, you are also eligible to participate in our Associate benefits package which includes medical/dental insurance, life insurance, long term disability insurance, and a 401(k) retirement plan in addition to sixteen
(16) days of Personal Time Off the first year and ten (10) paid holidays. You will be required to attend a benefits orientation from 10:00 - 11:00 am on the first Monday of your employment with the Company. You should note that the Company may modify salaries and/or benefits from time to time as it deems necessary. Information regarding these programs and other Company benefits along with guidelines concerning employment are contained in the Cholestech Associate package, which is issued at the time employment, commences.

STOCK
I will recommend to the Board of Directors of the Company that, by unanimous written consent, as of your date of hire, you be granted non-qualified stock options entitling you to purchase up to 225,000 shares of Common Stock of the Company at the then current fair market value. Such options shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement, including vesting requirements.

AGREEMENTS
You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

In the event that Cholestech terminates your employment without cause, you will be paid an amount equal to six month's salary, at the rate of salary in effect immediately prior to such termination and any bonus earned during your employment (minus applicable withholding). Your stock option vesting will also be accelerated for six months from date of termination. You may exercise the vested options according to the terms and


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Bill Burke
March 14, 2001
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conditions of the Company's Stock Option Plan and Stock Option Agreement. You
will be included in any changes made to the involuntary severance agreement/change of control provision currently being developed by the Board of Directors.

For us to comply with the federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.

All Associates are required to sign an "Employment, Confidential Information and Invention Assignment Agreement" and the "Arbitration Agreement" as a condition of employment. Please review the enclosed Employment, Confidential Information and Invention Assignment Agreement and the Arbitration Agreement. The Employment, Confidential Information and Invention Assignment Agreement that requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. The Arbitration Agreement provides that in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration. This letter, along with these agreements set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by both parties. Please feel free to call me with any questions or comments you might have.

We want to be sure you understand that it is Cholestech Corporation's policy to honor the confidentiality obligations our employees make with former employers. Please attach a copy of any and all agreements relating to proprietary information and inventions into which you have entered in connection with any previous employment. While we do not foresee that your new duties at Cholestech will cause any conflict to arise, please be advised that Cholestech does not want or expect you to reveal the protected trade secrets of former employers. Should you feel at any time that you are being asked to violate this policy, you should discuss the matter immediately with me.

Cholestech will pay for you and Ann to visit our office and the Bay Area prior to your initial start.

A separate letter of understanding for living expenses will follow in the next couple of days.

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Bill Burke
March 14, 2001
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I am truly excited to be working with you to build shareholder value at
Cholestech.

Best Regards,

/s/  Warren E. Pinckert II
------------------------------------
Warren E. Pinckert II
President and Chief Executive Officer

ACCEPTED AND AGREED TO this
15th day of March, 2001.



/s/   Bill Burke
------------------------------------
Bill Burke

Enclosures:   Duplicate Original Letter
              Employment, Confidential Information, Invention Assignment, and Arbitration Agreement


cc:  Jack Costello
     John Landon